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                                                                     EXHIBIT 5.1


BAKER BOTTS L.L.P.                            ONE SHELL PLAZA         AUSTIN
                                              910 LOUISIANA           BAKU
                                              HOUSTON, TEXAS          DALLAS
                                              77002-4995              HOUSTON
                                              713.229.1234            LONDON
                                              FAX 713.229.1522        MOSCOW
                                                                      NEW YORK
                                                                      RIYADH
                                                                      WASHINGTON


September 16, 2003


018868.0124

Edge Petroleum Corporation
1301 Travis, Suite 2000
Houston, Texas 77002

Ladies and Gentlemen:

                  As set forth in Amendment No. 1 to the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Edge Petroleum Corporation, a Delaware corporation ("Edge"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the proposed issuance of up to 4,136,595 shares of Edge's common stock, par value $.01 per share (the "Shares"), we are passing upon certain legal matters in connection with the Shares for Edge. The Shares are to be issued in connection with the merger (the "Merger") of Edge Delaware Sub Inc., a Delaware corporation and wholly owned subsidiary of Edge ("Merger Sub"), with and into Miller Exploration Company, a Delaware corporation ("Miller"), pursuant to the terms and provisions of the Agreement and Plan of Merger dated as of May 28, 2003 (the "Merger Agreement") among Edge Petroleum Corporation, Merger Sub and Miller. At your request, we are furnishing this opinion to you for filing as Exhibit 5.1 to the Registration Statement.

                  In our capacity as your counsel in the connection referred to above, we have examined the Restated Certificate of Incorporation and Bylaws of Edge, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of Edge, including minute books of Edge as furnished to us by Edge, certificates of public officials and of representatives of Edge, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of Edge and of public officials with respect to the accuracy of the material factual matters contained in such certificates.

         Based on our examination as aforesaid, we are of the opinion that:

         1. Edge is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

         2. When the required approval of the stockholders of Edge has been obtained as set forth in the Merger Agreement, upon the issuance by Edge of the Shares upon consummation of


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BAKER BOTTS L.L.P.
                                        2                     September 16, 2003



the Merger pursuant to the Merger Agreement, such Shares will be duly authorized, validly issued, fully paid and nonassessable.

                  We hereby consent to the reference to our Firm under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus included in the Registration Statement and to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion is limited to the Delaware General Corporation Law.


                                             Very truly yours,

                                             /s/ Baker Botts L.L.P.